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                                                                EXHIBIT (23)(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman Capital Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 66 to Registration Statement No. 2-33566 on Form N-1A of our report dated February 22, 2006, relating to the financial statements and financial highlights of Seligman Capital Fund, Inc. appearing in the Annual Report on Form N-CSR of Seligman Capital Fund, Inc. for the year ended December 31, 2005, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York
April 25, 2006